UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 25, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The Board of Directors conducted a comprehensive review of Director compensation in consultation with an independent compensation advisor.  As a result, at its September 25, 2015, meeting, the Board determined, among other things, to increase Director compensation to better reflect AT&T's size and complexity, apply an illiquidity discount to the grant date fair value of deferred stock units because of the delayed distribution of the units, review director compensation on an annual basis beginning in 2016, and discontinue providing group life insurance to directors.

To reflect the increase in compensation and apply the illiquidity discount, the Board modified the Non-Employee Director Stock and Deferral Plan to provide that the annual equity grant of deferred stock units shall have a grant date fair value of $170,000 after reflecting an illiquidity discount.  The units are fully earned and vested at issuance but are not distributed until the calendar year after the Director leaves the board.  At distribution, the units are converted to cash based on the price of AT&T stock at that time.  The first grant under this amendment is expected to be made in April, 2016.

To determine the number of units granted to each Director under the amendment, the nominal value of each grant will be divided by the price of AT&T stock on the date of grant.  The nominal value will equal the amount that, when adjusted by applying an illiquidity discount in accordance with ASC 718, would result in a fair value of $170,000.  The illiquidity discount will be determined based on the average remaining tenure of the Directors for the holding period. Previously, the plan provided for a grant of $150,000 in deferred stock units without an adjustment for illiquidity.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Document

99.1	Non-Employee Director Stock and Deferral Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: September 25, 2015	By:	/s/ Stacey Maris Stacey Maris Senior Vice President and Secretary